North America Structured Investments

J.P.Morgan

# 4y Capped SPX/RTY/NDX Notes

The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below.

## Summary of Terms

**Issuer:** JPMorgan Chase Financial Company LLC

**Guarantor:** JPMorgan Chase & Co.

**Minimum Denomination:** $1,000

**Indices:** S&P 500® Index, Russell 2000® Index and Nasdaq-100 Index®

**Pricing Date:** November 24, 2025

**Observation Date:** November 26, 2029

**Maturity Date:** November 29, 2029

**Participation Rate:** 150.00%

**Maximum Amount:** At least $255.00 per $1,000 principal amount note*

**Additional Amount:** $1,000 × Least Performing Index Return × Participation Rate, *provided* that the Additional Amount will not be less than zero or greater than the Maximum Amount

**Payment at Maturity:** At maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 *plus* the Additional Amount, which may be zero and will not be greater than the Maximum Amount.

*You are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.*

**CUSIP:** 48136JVB7

**Preliminary Pricing Supplement:** http://sp.jpmorgan.com/document/cusip/48136JVB7/doctype/Product_Termsheet/document.pdf

**Estimated Value:** The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.

Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.

*The actual Maximum Amount will be provided in the pricing supplement and will not be less than $255.00 per $1,000 principal amount note.

**Reflects a Maximum Amount equal to the minimum Maximum Amount set forth herein for illustrative purposes.

The "total return" as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.

The hypothetical returns shown above apply only at maturity. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns shown above would likely be lower.

## Hypothetical Total Returns**


Note Payoff at Maturity
Least Performing Index Performance
Payment at Maturity
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
-50% -40% -30% -20% -10% 0% 10% 20% 30% 40% 50% 60% 70% 80%
Least Performing Index Return

| Final Value of Least Performing Index | Least Performing Index Return | Total Return on the Notes |
|---|---|---|
| 180.00 | 80.00% | 25.50% |
| 165.00 | 65.00% | 25.50% |
| 140.00 | 40.00% | 25.50% |
| 130.00 | 30.00% | 25.50% |
| 120.00 | 20.00% | 25.50% |
| 117.00 | 17.00% | 25.50% |
| 110.00 | 10.00% | 15.00% |
| 105.00 | 5.00% | 7.50% |
| 101.00 | 1.00% | 1.50% |
| 100.00 | 0.00% | 0.00% |
| 95.00 | -5.00% | 0.00% |
| 90.00 | -10.00% | 0.00% |
| 80.00 | -20.00% | 0.00% |
| 60.00 | -40.00% | 0.00% |
| 40.00 | -60.00% | 0.00% |
| 20.00 | -80.00% | 0.00% |
| 0.00 | -100.00% | 0.00% |

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • The notes may not pay more than the principal amount at maturity. • Your maximum gain on the notes is limited by the Maximum Amount. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • You are exposed to the risk of decline in the level of each Index. • Your payment at maturity will be determined by the Least Performing Index. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500 ® Index. • The notes are subject to the risks associated with small capitalization stocks with respect to the Russell 2000 ® Index. • The notes are subject to the risks associated with non - U.S. securities with respect to the Nasdaq - 100 Index ® . • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement, as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by cal ling toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 4y Capped SPX/ RTY / NDX Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement, Annex A to the prospectus addendum and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.